EXHIBIT 10.1  COMPENSATION PLAN


                 INVESTAMERICA, INC. COMPENSATION PLAN

     InvestAmerica, Inc., for the purpose of providing corporate management with compensation guidelines which will protect the shareholders "and the corporation from excessive compensation payments while permitting the corporation to attract and retain competent and loyal employees, hereby adopts the following Compensation Plan.

                           INDEX
 I.    Definitions
 II.   Application, Interpretation, Amendment and Repeal
 III.  Administration
 IV.   Compensation Limitation
 V.    Compulsory (Contractual) Bonus Compensation
 VI.   Discretionary (Non-Contractual) Bonus Compensation
 VII.  Excluded Stock Option Plans
 VIII. Compensation Paid in Property
 IX.   Deferred Compensation
 X.    Profit Sharing and Pension Plan Contributions
 XI.   Fringe Benefits
 XII.  Business Travel and Entertainment Expenses


                        ARTICLE I
                       DEFINITIONS

In the interpretation of this Compensation Plan, the following words and terms shall have the meanings set forth unless the context clearly requires otherwise:

 1.1 "Board of Directors" shall mean the Board of Directors of InvestAmerica, Inc., a Nevada Corporation.

 1.2 "Commission-Based Compensation" shall mean all remuneration and compensation calculated as a percentage of sales, revenue, income or other variable basis selected to measure performance.

 1.3 "Compensation" shall mean remuneration/compensation paid by InvestAmerica, Inc. and its subsidiaries and its included affiliates. The term shall include cash (whether paid as Commission-Based Compensation or Fixed-Base Compensation), compensation paid in property, fixed deferred compensation, and compensation in the form of stock options not excluded under

Article VII, but shall exclude indeterminate deferred compensation, 401(k) contributions, and ESOP contributions.

 1.4 "Compensation Plan" shall mean this Compensation Plan, as amended.

 1.5 "401(k) contributions" shall mean contributions by an Employer pursuant to a plan adopted pursuant to section 401(k) of the Internal Revenue Code.

 1.6 "Deferred Compensation" shall mean compensation payable with respect to or earned or accrued in any employment year where payment of such compensation is delayed to a subsequent time.

 1.7 "Employee" shall mean any person who receives compensation from InvestAmerica, Inc. and/or any of its subsidiaries or included affiliates for more than forty (40) hours of service in any calendar quarter. The term shall include leased employees but shall exclude any person who serves only as a member of the Board of Directors or as a member of the Advisory Panel or is an independent contractor.

 1.8 "Employer" shall mean InvestAmerica, Inc. as defined in section 1.16 below.

 1.9 "ESOP Contributions" shall mean contributions by an Employer pursuant to an employee stock ownership plan as described in section 4975(e) (7) of the Internal Revenue Code.

 1.10 "Excluded Stock Option Plan" shall mean (a) non-cash deferred compensation and (b) stock option plans adopted pursuant to Article VII of this Compensation Plan.

 1.11 "Fixed Deferred Compensation payable only in cash" shall mean deferred compensation which InvestAmerica, Inc. must pay in a fixed amount of cash.

 1.12 "Fixed-Base Compensation" shall mean all periodic wages or salary, and other time-based remuneration or compensation.

 1.13 "Full Time" shall mean permanent employment for a minimum forty (40) hour work week, excluding probationary and part-time employees.

 1.14 "Included Affiliates" shall mean joint ventures, partnerships, joint operating entities, or similar non-subsidiary entities, where the affected employees are compensated wholly or partly by InvestAmerica, Inc. The application of the term shall be determined with reference to the employee under consideration; if the employee of the affiliate has received no compensation from InvestAmerica, Inc. during the calendar year then such employee and his/her compensation shall not be within this Compensation Plan.

 1.15 "Indeterminate compensation" shall mean compensation (a) payable in a presently indeterminate amount based upon so-called "phantom" securities, (b) or other variable base for future determination of the amount of the compensation, provided that the recipient cannot receive the compensation (whether on redemption, repurchase, or disposition) for a period of at least five (5) years after the date of the award or until death, retirement or involuntary termination, whichever shall first occur.

 1.16 "InvestAmerica, Inc." shall mean InvestAmerica, Inc. and its subsidiaries and its included affiliates, except for determination of "Board of Directors" in Section 1.1 above.

 1.17 "Total Direct Compensation" shall mean, for any employment year, the sum of all compensation, compulsory bonus compensation not excluded under Article V, discretionary bonus compensation not excluded under Article VI, compensation paid in property, and the annualized present value of all long-term incentive grants not excluded under Articles VII, IX, and X, and all payments of fringe benefits and expenses not excluded under Articles XI and XII.

                         ARTICLE II
       APPLICATION, INTERPRETATION, AMENDMENT AND REPEAL

 2.1 This Compensation Plan shall be effective, upon approval by the Board of Directors, for the balance of the calendar year 1997 and shall continue in effect until the next meeting of stockholders, at which time it shall be presented to the stockholders for approval or rejection. If rejected, this Plan shall terminate immediately following the meeting at which such rejection occurs. If approved it shall continue in effect without further stockholder approval until December 31, 2002. This Compensation Plan shall be resubmitted to the stockholders for approval of its retention for a further five year term at the Annual Meeting in 2002 and each five years thereafter for successive effective terms of five years.

 2.2 This Compensation Plan shall be applicable to all employees of InvestAmerica, Inc., including its subsidiaries and included affiliates and is intended to limit the maximum compensation payable, while permitting the corporation to attract and retain competent and loyal employees. Nothing contained in this Compensation Plan is intended to limit the authority of the Board of Directors and/or appropriate corporate management to negotiate and establish compensation or the method, nature, or amount thereof, within such maximum limitation or within the exclusions to the limitation; i.e., the component methods of compensation, and the component amounts of compensation within the limitation, shall be in the business judgment of the Board of Directors.

 2.3 This Compensation Plan may be amended at any time, and from time to time, upon recommendation of a majority of the Board of Directors approved by a majority vote of the stockholders. Amendments shall be submitted separately; i.e., individually. Any such amendment shall be effective as of the date of adoption by the stockholders.

 2.4 If, when this Compensation Plan is resubmitted to the stockholders pursuant to Paragraph 2.1, there are any amendments requiring approval under Paragraph 2.3, the amendments shall be submitted separately from the Plan as previously amended.

 2.5 If the Board of Directors shall determine that this Compensation Plan, as a whole, is too restrictive and is inhibiting, limiting or frustrating the Company from attracting and/or retaining competent and loyal employees, then the Board of Directors may direct that the Compensation Plan be submitted to the stockholders for repeal. Any proposed repeal shall be effective as of the date of. approval thereof by majority vote of the stockholders.

                            ARTICLE III
                           ADMINISTRATION

 3.1 The Board of Directors shall be responsible for administration of, and compliance with, this Compensation Plan. The Board of Directors shall establish such guidelines or policies, from time to time, to implement this Compensation Plan and to provide oversight to assure compliance.

 3.2 The Board of Directors may establish a Compensation Committee, consisting of such directors, officers, stockholders, employees and/or consultants as the Board of Directors may determine from time to time. Such Committee and the members thereof shall serve at the pleasure of the Board of Directors and shall receive such compensation, consistent with this Compensation Plan, as the Board shall determine. If such a Compensation Committee is established, the Board of Directors may delegate to such Committee all authority not otherwise restricted to itself, subject to such oversight rules as the Board of Directors may determine. The members of the Committee shall elect a Chairman and a Secretary from the Committee membership and shall hold meetings upon such notice, at such place or places, and at such times as the Committee shall determine from time to time. A majority of the members of the Committee shall constitute a quorum for the transaction of business. All resolutions or other action taken by the Committee shall be by majority vote of the members present or by majority written consent. The Committee may employ such counsel, advisors, consultants, accountants and actuaries as may be required in administering this Compensation Plan. The Committee may adopt such rules as it deems necessary, desirable or appropriate. The Committee and the individual members thereof shall be indemnified by InvestAmerica, Inc. against any and all liabilities arising by reason of any act, or failure to act, made in good faith pursuant to the provisions of this Compensation Plan, including expenses reasonably incurred in the defense of any claim relating thereto or in the settlement thereof.

 3.3 The Board of Directors shall itself specifically approve all employment contracts, all bonus and incentive bonus plans, all commission schedules and commission bonus schedules, and all compensation programs involving annual compensation of One Hundred Thousand Dollars ($100,000) or more, although authority to determine or negotiate or propose any such compensation may be delegated to the Compensation Committee and to appropriate officers and management employees.

 3.4 The Board of Directors and/or the Compensation Committee may delegate authority to approve employment contracts, bonus and incentive bonus plans, commission schedules and commission bonus schedules, and other compensation programs involving annual compensation of less than One Hundred thousand Dollars ($100,000) to appropriate officers and management employees.

                            ARTICLE IV
                       COMPENSATION LIMITATION

 4.1 No employee shall receive Total Direct Compensation for any year of employment greater than twenty-five (25) times the wages paid to the lowest paid full time employee, using the lowest hourly wage rate for a 40-hour week for a 52-week year. Example: The lowest paid full time employee earns $6.72 per hour. For a 40-hour week, that is $268.80, which for a 52-week year is $13,977.60. The limitation for Total Direct Compensation is $349,440, calculated as 25 times $13,977.60.

 4.2 No employee who receives fixed-base compensation in excess of twelve and one-half (12.5) times the hourly wage rate paid to the lowest paid full time employee shall also receive commission-based compensation in an amount which, when combined with the fixed-base compensation, exceeds the restriction under
4.1 above.

 4.3 Except as provided in 4.2 above, there shall be no limitation on commission-based compensation payable to any employee of InvestAmerica, Inc. provided that the variable basis selected to measure the employee's performance is reasonably related to such employee's responsibilities (ability to affect such basis) and the commission calculation reasonably reflects such employee's contribution to the basis, and the commission rate is commercially reasonable.


 4.4 The limitations imposed by Paragraphs 4.1 and 4.2 shall be increased for non-U.S. based employees to the extent that the cost-of-living at the non-U.S. base exceeds the equivalent cost in the United states.


                            ARTICLE V
             COMPULSORY (CONTRACTUAL) BONUS COMPENSATION

 5.1 Except for compulsory (i.e., contractually required) bonus plans within the schedule provided in Paragraph 5.2, all compulsory bonus plans shall be included in the calculation of Total Direct Compensation for purposes of Paragraphs 4.1 and 4.2 and the compensation limitation imposed therein.

 5.2 The Board of Directors may provide for compulsory bonuses to employees otherwise limited under Paragraph 4.1 or 4.2 as a multiple of their fixed-base income in accordance with a schedule based upon the pre-tax net earnings per share provided that any such schedule does not exceed the following schedule:

 Net Income Before Taxes                 Increase as a
    Per Common Share                 Percent of Base Salary
 -----------------------             ----------------------
      $.00 - $.10                              5%
       .11 -  .20                             12.5%
       .21 -  .30                             22.5%
       .31 -  .40                             35%
       .41 -  .50                             50%
       .51 -  .60                             67.5%
       .61 -  .70                             87.5%
       .71 -  .80                            100%
       .81 -  .90                            125%
       .91 - 1.00                            150%
       over $1.00                            200% plus the permitted
                                                  in this schedule

Example 1: The Net Income before Taxes per Common Share is $3.65. The fixed-base compensation is $100,000. The bonus is 667.5% of the fixed-base compensation (200% plus 200% plus 200% plus 67.5%) or $667,500 for a combined compensation of $767,500 ($100,000 fixed plus $667,500 bonus).

Example 2: The Net Income before Taxes per Common Share is $1.29. The fixed-base compensation is $200,000. The bonus is 222.5% of the fixed-base compensation (200% plus 22.5%) or $445,000 for a coined compensation of $645,000 ($200,000 fixed plus $445,000 bonus).

In the foregoing examples it is assumed that the fixed-base compensation is within the limitation imposed by Paragraph 4.1. The compensation limitation of Paragraph 4.1 is inapplicable to the bonus calculated under the schedule and to the combined compensation because the bonus is within Paragraph 5.2.

 5.3 The Board of Directors may provide compulsory (i.e., contractually required) bonuses to employees who receive commission-based income which is not subject to limitation under Paragraphs 4.1 or 4.2, provided that such bonuses are pursuant to . a bonus program or schedule which is applicable to all such commission-based compensation employees without discrimination and provided that such bonus schedule is also commission-based compensation.

                          ARTICLE VI
       DISCRETIONARY (NON-CONTRACTUAL) BONUS COMPENSATION

 6.1 No employee who receives fixed-base compensation in excess of twelve and one-half (12.5) times the hourly wage rate of the lowest paid full time employee shall receive any discretionary bonus compensation, except as provided in Paragraph 6.3, which, when combined with all fixed-base compensation and all commission-based compensation, shall provide remuneration or compensation in excess of twenty-five (25) times the hourly wage rate paid to the lowest paid full-time employee.

 6.2 No employee who receives commission-based income which is not subject to limitation under Paragraph 4.1 or 4.2 shall receive any bonus except as provided in Paragraph 5.3 above.

 6.3 The Board of Directors may provide for discretionary bonuses to eligible employees otherwise limited under Paragraph 4.1 or 4.2, provided that such bonuses are within the schedule provided in Paragraph 5.2 above.


                        ARTICLE VII
                  EXCLUDED STOCK OPTION PLANS

 7.1 Except for stock option plans within the provisions of this Article VII, all compensation paid pursuant to stock option plans shall be within the limitation imposed in Article IV.

 7.2 The Board of Directors may establish one or more stock option plans for incentive compensation purposes. To be within the exclusion afforded by this Article, any such plan must provide either:

 7.2.a. An S & P indexed option plan with the following terms:

     (i) no more than forty percent (40') of the shares subject to option under the plan shall be optioned in anyone calendar year;

     (ii) no option shall vest for a period of twenty-four months after grant and the grantee must be an employee on the date of vesting (i.e., employment continuity of twenty-four months);

     (iii) the options granted shall have an exercise price which floats, relating to the base price, indexed to the S & P 500 Index and the options shall be subject to standard anti-dilution adjustments;

     (iv) upon initial grant, the options shall have a minimum exercise price, which shall be the base price, equal to the fair market value of the shares determined as the average of the closing bid and asked prices on the immediately prior trading day;

     (v) no option shall be exercisable during the first twenty-four (24) months after the date of grant and any option shall be exercisable for a period of three (3) years after the date of vesting;
     (vi) a vested option shall be exercisable so long as the grantee shall remain an employee, and in the event of death, termination of employment, permanent disability, or retirement, shall be exercisable for a period of ninety (90) days after such event, and if unexercised shall terminate;
     (vii) the exercise price shall be established on the first day after the twenty-four (24) month period (the date on which the option shall vest) by multiplying the base price (fair market value on the day of grant) by one (1) plus any percentage increase in the S & p 500 Index since the day of grant. No decrease shall be recognized and the exercise price shall never be less than the fair market value on the day of grant.

      Example 1: On the day of grant, the fair market value of the InvestAmerica stock is $1.50 and the S & P 500 Index is 439.1. On the day when the exercise price is fixed, the market price of the InvestAmerica stock is $2.50 and the S & P 500 Index is 543.2. The exercise price is $1.86, calculated as $1.50 multiplied by 1.237, the increase in the S & P 500 Index plus 1. The exercise price is less than the current InvestAmerica stock market price.

     Example 2: On the day of grant, the fair market value of the InvestAmerica stock is $1.50 and the S & p 500 Index is 439.1. On the day when the exercise price is fixed, the market price of the InvestAmerica stock is $1.75 and the S & p 500 Index is 543.2. The exercise price is $1.86, calculated as $1.50 multiplied by 1.237, the percentage increase in the S & p 500 Index plus 1.
The exercise price is more than the current InvestAmerica stock market price.

     Example 3: On the day of grant, the fair market value of the InvestAmerica stock is $1.50 and the S & p 500 index is 439.1. On the day when the exercise price is fixed, the S & p 500 Index is 430. The exercise price is $1.50 as no decrease in the S & P 500 Index is recognized and no decrease below the fair market value on the day of grant is permitted.

 7.2.b. A stock option plan, indexed to a performance measure, such as sales, production, net income, or earnings per share, with the following terms:

     (i) no more than forty percent (40') of the shares subject to option under the plan shall be optioned in anyone calendar year;

     (ii) the options granted shall have an exercise price which floats, relating to the base price, inversely (reciprocally) indexed to the performance measure selected;

     (iii) upon initial grant, the options shall have a minimum exercise price, which shall be the base price, equal to the fair market value of the shares determined as the average of the closing bid and asked prices on the immediately prior trading day;

     (iv) no option shall be exercisable during the first twenty-four (24) months after the date of grant and the grantee 1L'USt be an employee on the date of vesting (i.e., employment continuity for twenty-four months);

     (v) the exercise price shall be established on the first day after the twenty-four (24) month period (the date on which the option shall vest) by multiplying the base price (fair market value on the day of grant) by one (1) plus the inverse (reciprocal) percentage of improvement in the performance measure selected since the day of grant.

     Example 1: On the day of grant, the fair market value of the InvestAmerica stock is $1.50 and the selected index, "gross sales", is $18,000,000. On the day when the exercise price is fixed, the market price of the InvestAmerica stock is $2.50 and the gross sales are $28,000,000. The increase in "gross sales" is $10,000,000 or 55.5% improvement. The inverse is 44.5% and the exercise price is $2.17, calculated as the inverse in the improvement (1-55.5%) plus 1. The exercise price is less than the current InvestAmerica stock market price.

     Example 2: On the day of grant, the fair market value of the InvestAmerica stock is $1.50 and the selected index, "net income before taxes", is $18,000,000. On the day when the exercise price is fixed, the market price of the InvestAmerica stock is $1.75 and the "net income before taxes" is $19,000,000 or 5.5% improvement. The inverse is 94.5% and the exercise price is $2.92, calculated as the inverse in the improvement (1-5.5%) plus 1. The exercise price is greater than the current InvestAmerica stock market price.

     Example 3: On the day of grant, the fair market value of the InvestAmerica stock is $1.50. On the day when the exercise price is fixed, the improvement in the selected index is greater than 100%. The exercise price is $1.50 as no decrease below the fair market value on the day of grant is permitted.


                       ARTICLE VIII
                COMPENSATION PAID IN PROPERTY

 8.1 When compensation is paid in property, the value of such property for calculation of Total Direct compensation shall be the fair market value of such property, net of. all liens and encumbrances assumed by the transferee, as of the date of transfer.


                           ARTICLE IX
                      DEFERRED COMPENSATION

 9.1 The Board of Directors may provide for deferred compensation. However, except as provided in Paragraph 9.2 all deferred compensation shall be included in the calculation of Total Direct Compensation in the year in which the payment is committed, without regard to its treatment for current accounting or tax purposes, and not in the year in which paid.

 9.2 The Board of Directors may provide for indeterminate deferred compensation which is not included within the limitation imposed in Paragraphs 4.1 and 4.2 provided that such indeterminate deferred compensation:

     (i) does not vest without continued employment of at least twenty-four
(24) months after the date of grant;

     (ii) will not be paid by the corporation prior to at least five (5) years after the date of the award or until death, retirement or involuntary termination, whichever shall first occur; and

     (iii) is solely contingent on the ability of the corporation to make such payments at the time due, without escrow, guarantee or surety thereof.


                           ARTICLE X
         PROFIT SHARING AND PENSION PLAN CONTRIBUTIONS

 10.1 Except as provided in this Article X, the current cost as paid or accrued for any profit sharing or pension plan contributions shall be included to determine compliance with the compensation limitation imposed by Article IV.

 10.2 Defined contribution profit sharing and pension plan contributions proportionate to compensation, where the plan is applicable to all employees not covered by a collective bargaining agreement, if non-discriminatory, shall be excluded from the calculation of Total Direct Compensation.

 10.3 Contributions to 401(k) plans and ESOPs, where the plan is applicable to all employees not covered by a collective bargaining agreement, if non-discriminatory, shall be excluded from the calculation of Total Direct Compensation.


                            ARTICLE XI
                          FRINGE BENEFITS

 11.1 Except as provided in this Article XI, the current cost as paid or accrued of any special compensation or fringe benefits shall be included to determine compliance with the compensation limitation imposed by Article IV.

 11.2 Standard fringe benefits, generally available to all employees not covered by a collective bargaining agreement, if nondiscriminatory, shall be excluded from the calculation of Total Direct Compensation. Standard fringe benefits shall include such items as sick pay, vacation pay, personal leave, hospitalization/ medical/surgical/dental insurance, moving and relocation expense reimbursement, child care, maternity leave and family leave.

 11.3 Special fringe benefits, or so-called "executive perks", available only to a specific employee, or to a limited number of employees, such as providing a company car, reimbursing for personal car/boat/airplane expenses, providing of or reimbursement of personal, spousal or family social club/sports club, country club/golf club/health club dues and expenses, etc., providing of or reimbursement of spousal and/or dependent's travel expense, providing of or reimbursement of legal expenses where not covered by corporate indemnification, and use of corporate property for personal purposes, shall be included in Total Direct Compensation. However, this provision shall not include (1) expenses caused by executive position such as home security, bodyguards, special reinforced vehicles, etc., nor (2) expenses for trade/business association membership or business club expenses excludable under Article XII or approved business expenses under Article XII, which shall not be included. Similarly, executive perks, consistent with local (foreign) general practice, provided to foreign-based employees, shall not be included in Total Direct Compensation.

 11.4 No fringe benefit paid or accrued pursuant to a plan approved by the stockholders shall be included within Total Direct Compensation if such plan according to its terms specifically excludes the benefits from the calculation.


                          ARTICLE XII
        BUSINESS TRAVEL AND ENTERTAINMENT EXPENSES

 12.1 No non-accountable expense allowances shall be permitted.

 12.2 The Board of Directors shall establish, from time to time, a corporate policy for reimbursable travel and entertainment expenses. Such policy shall establish appropriate limits and standards, generally available to all employees and. without discrimination in favor of executives or more highly compensated employees.

12.3 The Board of Directors may approve expenses for, or related to, trade/business association memberships and business club expenses for selected employees, provided that such expenses are reasonably related to such employees' responsibilities and intended to primarily benefit InvestAmerica, Inc. rather than the specific employee(s). Authority for approval of such expenses, subject to specific guidelines adopted by the Board of Directors, may be delegated to the Compensation Committee, if any.